UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )
                             -----------------------

                           RESURGENCE PROPERTIES INC.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    76126R109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 Third Avenue
                               New York, NY 10022
                            Tel. No.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 March 12, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].



                               Page 1 of 27 Pages

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 2 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    374,600
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            374,600

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             374,600

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.75%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 3 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    409,400
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            409,400

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             409,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 4 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

                      7      SOLE VOTING POWER

      NUMBER OF                    61,400
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            61,400

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .61%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 5 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER
      NUMBER OF
       SHARES                      284,700
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            284,700

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             284,700

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.85%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 6 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    659,300
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            659,300

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             659,300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.6%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 7 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H. Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    20,800
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            20,800

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,800

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .21%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 8 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    409,400
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            409,400

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             409,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 9 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,150,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            1,150,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.51%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 10 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    2,300
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,150,900

       9              SOLE DISPOSITIVE POWER

                            2,300

       10             SHARED DISPOSITIVE POWER

                            1,150,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,153,200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.53%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 11 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,150,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            1,150,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.51%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 12 of 27 Pages
         ---------------------------



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,150,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            1,150,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.51%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 13 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            1,150,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            1,150,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.51%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 14 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    61,400
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            61,400

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .61%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 15 of 27 Pages
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [X]
                                                                         (b) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    900
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            900

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .009%

14     TYPE OF REPORTING PERSON

             00
------ --------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 16 of 27 pages
         ---------------------------


                     AMENDMENT NO. 2 TO SCHEDULE 13D
                     -------------------------------


            This is Amendment No.3 ("Amendment No.3") to the original statement on Schedule 13D filed by the Davidson Kempner group, dated April 6, 1995 as amended by Amendment No. 1 hereto dated January 19, 1996 and Amendment No.2, dated November 7, 1996. This Amendment No.3 reflects recent acquisitions of Common Stock par value $.01 per share (the "Common Stock") of Resurgence Properties Inc. (the "Company") and removes Masters Fund, L.P., a New York limited partnership, as a "Reporting Party."


Item 2.     Identity and Background.
-------     ------------------------

            Item 2 is amended to delete the following:

            Masters Fund, L.P. ("Masters Fund"), a New York limited partnership, whose address is 885 Third Avenue, New York, New York 10022, and which is engaged in buying and selling securities for investment purposes.

Item 3.     Source and Amount of Funds or Other Consideration.
-------     --------------------------------------------------

            Item 3 is amended to delete Masters Fund as follows:

            Working capital of DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, DKIA and Thomas L. Kempner Foundation Inc.


Item 4.     Purpose of the Transaction.
-------     ---------------------------

            Item 4 is amended to add the following:

            DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, DKIA and Thomas L. Kempner Foundation Inc. have acquired the shares of Common Stock for investment purposes.

            DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, DKIA and Thomas L. Kempner Foundation Inc. have no intention, plan or proposal with respect to:

            (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

            (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 17 of 27 pages
         ---------------------------



            (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

            (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

            (e) Any material change in the present capitalization or dividend policy of the issuer;

            (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

            (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

            (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

            (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

            (j)   Any action similar to any of those enumerated above.

            Each of the Reporting Parties, however, may, at any time and from time to time, and reserves the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by such Reporting Party in light of its general investment policies, market conditions or other factors.

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 18 of 27 pages
         ---------------------------



Item 5.     Interest in Securities of the Issuer.
            -------------------------------------


            Item 5 is amended as follows:

            The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q for the quarterly period ended September 30, 1996, which disclosed that 10,000,000 shares of Common Stock were outstanding at the close of business on November 1, 1996.

            Information concerning transactions in the Common Stock effected by the Reporting Parties is set forth in Appendix I.

            As of the close of business on March 12, 1997:


Name of Reporting Party:
------------------------

      DKP

      (a)   Aggregate Number of Securities Owned                374,600
                                                           ------------
            Percentage                                            3.75%
                                                           ------------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      374,600
                                                           ------------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the disposition                               374,600
                                                           ------------

            4.    Shared power to dispose of or to
                  direct the disposition                           --
                                                           ------------

      DKIP

      (a)   Aggregate Number of Securities Owned                409,400
                                                           ------------
            Percentage                                             4.1%
                                                           ------------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      409,400
                                                           ------------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the disposition                               409,400
                                                           ------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 19 of 27 pages
         ---------------------------



            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                           ------------

      MHD Management Co.

      (a)   Aggregate Number of Securities Owned                659,300
                                                           ------------
      (b)   Percentage                                             6.6%
                                                           ------------
            1.    Sole power to vote or to direct
                  the vote                                      659,300
                                                           ------------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the disposition                               659,300
                                                           ------------

            4.    Shared power to direct the
                  disposition                                       --
                                                           ------------
      M.H. Davidson & Co.

      (a)   Aggregate Number of Securities Owned                 20,800
                                                           ------------
      (b)   Percentage                                            .21%
                                                           ------------
            1.    Sole power to vote or to direct
                  the vote                                       20,800
                                                           ------------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the disposition                                20,800
                                                           ------------

            4.    Shared power to direct the
                  disposition                                       --
                                                           ------------
      Davidson Kempner Advisers Inc.

      (a)   Aggregate Number of Securities Owned                409,400
                                                           ------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 20 of 27 pages
         ---------------------------



      (b)   Percentage                                             4.1%
                                                           ------------
            1.    Sole Power to vote or to direct
                  the vote                                      409,400
                                                           ------------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the dispositions                              409,400
                                                           ------------

            4.    Shared power to direct the
                  disposition                                       --
                                                           ------------
      Davidson Kempner Endowment Partners

      (a)   Aggregate Number of Securities Owned                284,700
                                                           ------------
      (b)   Percentage                                            2.85%
                                                           ------------
            1.    Sole Power to vote or to direct
                  the vote                                      284,700
                                                           ------------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                           ------------

            3.    Sole power to dispose or to direct
                  the dispositions                              284,700
                                                           ------------

            4.    Shared power to direct the
                  disposition                                       --
                                                           ------------
      Marvin H. Davidson

      (a)   Aggregate Number of Securities Owned              1,150,900
                                                           ------------
      (b)   Percentage                                           11.51%
                                                           ------------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                           ------------
            2.    Shared Power to vote or to direct
                  the vote                                    1,150,900
                                                           ------------
            3.    Sole power to dispose or to direct
                  the dispositions                                   --
                                                           ------------

            4.    Shared power to direct the
                  disposition                                 1,150,900
                                                           ------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 21 of 27 pages
         ---------------------------



Thomas L. Kempner, Jr.

      (a)   Aggregate Number of Securities Owned               1,153,200 /1/
                                                            ------------
      (b)   Percentage                                             11.53%
                                                            ------------
            1.    Sole Power to vote or to direct
                  the vote                                         2,300
                                                            ------------
            2.    Shared Power to vote or to direct
                  the vote                                     1,153,200
                                                            ------------
            3.    Sole power to dispose or to direct
                  the disposition                                  2,300
                                                            ------------

            4.    Shared power to direct the
                  disposition                                  1,153,200
                                                            ------------
      Stephen M. Dowicz

      (a)   Aggregate Number of Securities Owned               1,150,900
                                                            ------------
      (b)   Percentage                                             11.51%
                                                            ------------
            1.    Sole Power to vote or to direct
                  the vote                                            --
                                                            ------------
            2.    Shared Power to vote or to direct
                  the vote                                     1,150,900
                                                            ------------
            3.    Sole power to dispose or to direct
                  the disposition                                     --
                                                            ------------

            4.    Shared power to direct the
                  disposition                                  1,150,900
                                                            ------------
      Scott E. Davidson

      (a)   Aggregate Number of Securities Owned               1,150,900
                                                            ------------
      (b)   Percentage                                             11.51%
                                                            ------------
            1.    Sole Power to vote or to direct
                  the vote                                           --
                                                            ------------
            2.    Shared Power to vote or to direct
                  the vote                                     1,150,900
                                                            ------------
--------
/1/ This amount includes 900 shares held of record by the Kempner Foundation, of which Mr. Kempner is the President. Mr. Kempner disclaims beneficial ownership of all such shares.

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 22 of 27 pages
         ---------------------------



            3.    Sole power to dispose or to direct
                  the disposition                                     --
                                                             ------------

            4.    Shared power to direct the
                  disposition                                   1,150,900
                                                             ------------
      Michael J. Leffell

      (a)   Aggregate Number of Securities Owned                1,150,900
                                                             ------------
      (b)   Percentage                                             11.51%
                                                             ------------
            1.    Sole Power to vote or to direct
                  the vote                                            --
                                                             ------------
            2.    Shared Power to vote or to direct
                  the vote                                      1,150,900
                                                             ------------
            3.    Sole power to dispose or to direct
                  the disposition                                    --
                                                             ------------

            4.    Shared power to direct the
                  disposition                                   1,150,900
                                                             ------------
      DKIL

      (a)   Aggregate Number of Securities Owned                   61,400
                                                             ------------
      (b)   Percentage                                               .61%
                                                             ------------
            1.    Sole Power to vote or to direct
                  the vote                                         61,400
                                                             ------------
            2.    Shared Power to vote or to direct
                  the vote                                           --
                                                             ------------

            3.    Sole power to dispose or to direct
                  the disposition                                  61,400
                                                             ------------
            4.    Shared power to direct the
                  disposition                                         --
                                                             ------------

      DKIA

      (a)   Aggregate Number of Securities Owned                   61,400
                                                             ------------
      (b)   Percentage                                               .61%
                                                             ------------
            1.    Sole Power to vote or to direct
                  the vote                                         61,400
                                                             ------------
            2.    Shared Power to vote or to direct
                  the vote                                           --
                                                             ------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 23 of 27 pages
         ---------------------------



            3.    Sole power to dispose or to direct
                  the disposition                                  61,400
                                                             ------------
            4.    Shared power to direct the
                  disposition                                         --
                                                             ------------

      Thomas L. Kempner Foundation Inc.

      (a)   Aggregate Number of Securities Owned                      900
                                                             ------------
      (b)   Percentage                                              .009%
                                                             ------------
            1.    Sole Power to vote or to direct
                  the vote                                            900
                                                             ------------
            2.    Shared Power to vote or to direct
                  the vote                                            --
                                                             ------------
            3.    Sole power to dispose or to direct
                  the disposition                                     900
                                                             ------------
            4.    Shared power to direct the
                  disposition                                         --
                                                             ------------

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 24 of 27 pages
         ---------------------------



                                SIGNATURES
                                ----------


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 13, 1997


                              DAVIDSON KEMPNER PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              DAVIDSON KEMPNER INSTITUTIONAL
                              PARTNERS, L.P.
                                By Davidson Kempner Advisers
                                Inc., its general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              MHD MANAGEMENT CO.


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 25 of 27 pages
         ---------------------------



                              DAVIDSON KEMPNER ADVISERS INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary



                                  /s/ Marvin H. Davidson
                                  ----------------------------------
                                  Marvin H. Davidson


                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.


                                  /s/ Stephen M. Dowicz
                                  ----------------------------------
                                  Stephen M. Dowicz


                                  /s/ Scott E. Davidson
                                  ----------------------------------
                                  Scott E. Davidson


                                  /s/ Michael J. Leffell
                                  ----------------------------------
                                  Michael J. Leffell


                              THOMAS L. KEMPNER FOUNDATION
                              INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  President


                              DAVIDSON KEMPNER INTERNATIONAL LTD.
                               By: Davidson Kempner International
                                    Advisors, L.L.C., its
                                    investment manager


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 26 of 27 pages
         ---------------------------



                              DAVIDSON KEMPNER INTERNATIONAL
                              ADVISORS, L.L.C.


                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member


                              M.H. DAVIDSON & CO.

                              By: /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 27 of 27 pages
         ---------------------------



                                APPENDIX I

                        Resurgence Properties Inc.
                           Transaction Schedule
                 From November 7, 1996 to March 12, 1997





    Date             Quantity Price/Share                  Where/How
    ----             --------------------                  ---------
  3/12/97                     94,400                 $8.Open Market Purchase
   1/3/97                      1,800                 $8.Open Market Purchase
11/13/96                      22,500                 $8.Open Market Purchase
11/13/96                       3,000                 $8.Open Market Sale